Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2017 FIRST QUARTER RESULTS & UPDATES 2017 GUIDANCE
-- 2017 First Quarter Diluted EPS of $0.79; Adjusted Diluted EPS of $1.12 --
-- Raises 2017 Adjusted Diluted EPS Guidance --

ST. LOUIS, MISSOURI (April 25, 2017) -- Centene Corporation (NYSE: CNC) announced today its financial results for the first quarter ended March 31, 2017, reporting diluted earnings per share (EPS) of $0.79, and Adjusted Diluted EPS of $1.12. A summary of diluted EPS is highlighted below:

GAAP diluted EPS	$0.79
Amortization of acquired intangible assets	0.14
Health Net acquisition related expenses	0.02
Penn Treaty assessment expense	0.17
Adjusted Diluted EPS	$1.12
Our previous annual guidance included $0.20 per diluted share of conservatism associated with lower margins on the Health Insurance Marketplace business. Due to the performance of the marketplace business in the first quarter of 2017, $0.04 of the original $0.20 of conservatism was recognized. The Company’s updated annual GAAP diluted EPS and Adjusted Diluted EPS guidance includes the remaining $0.16 per diluted share of conservatism associated with the 2017 Health Insurance Marketplace margins.

In the three months ended March 31, 2017, the Company recognized $47 million for our estimated share of the undiscounted guaranty association assessment resulting from a court ordered liquidation of the Pennsylvania based Penn Treaty Network America Insurance Company and its subsidiary (Penn Treaty) as selling, general and administrative (SG&A) expenses.

In summary, the 2017 first quarter results were as follows:

Total revenues (in millions)	$11,724
Health benefits ratio	87.6%
SG&A expense ratio	9.8%
SG&A expense ratio, excluding the Penn Treaty assessment and Health Net acquisition related expenses	9.3%
GAAP diluted EPS	$0.79
Adjusted Diluted EPS	$1.12
Total cash flow provided by operations (in millions)	$1,248

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, "We are pleased with the operating results for the first quarter, providing momentum for the remainder of the year."

The following discussions, with the exception of cash flow information, are in the context of continuing operations.

First Quarter Highlights

•	March 31, 2017 managed care membership of 12.1 million, an increase of 605,000 members, or 5% over 2016.

•	Total revenues for the first quarter of 2017 of $11.7 billion, representing 69% growth, compared to the first quarter of 2016.

•	Health benefits ratio (HBR) of 87.6% for the first quarter of 2017, compared to 88.7% in the first quarter of 2016.

•	SG&A expense ratio of 9.8% for the first quarter of 2017, compared to 11.3% for the first quarter of 2016.

•	SG&A expense ratio excluding the Penn Treaty assessment and Health Net acquisition related expenses of 9.3% for the first quarter of 2017, compared to 8.3% for the first quarter of 2016.

•	Operating cash flow of $1.2 billion for the first quarter of 2017.

•	Diluted EPS for the first quarter of 2017 of $0.79, compared to $(0.12) for the first quarter of 2016.

•	Adjusted Diluted EPS for the first quarter of 2017 of $1.12, compared to $0.74 for the first quarter of 2016.

Other Events

•	In February 2017, we announced the appointment of Chris Koster to Senior Vice President, Corporate Services.

Accreditations & Awards

•	In April 2017, at the 2017 Hermes Creative Awards, we earned several Platinum and Gold awards, including recognition for numerous book and video publications.

•
In January 2017, at the 2017 AVA Digital Awards, our subsidiary, Envolve, Inc., earned a Gold award for its "Did You Know?" Clinical Leader Video Series and Honorable Mention award for its health tip animation series.

Membership

The following table sets forth the Company's membership by state for its managed care organizations:

	March 31,
	2017	2016
Arizona	684,300	607,000
Arkansas	98,100	50,700
California	2,980,100	3,125,400
Florida	872,000	660,800
Georgia	568,300	495,500
Illinois	253,800	239,100
Indiana	335,800	290,300
Kansas	133,100	141,100
Louisiana	484,100	381,200
Massachusetts	44,200	52,400
Michigan	2,100	2,600
Minnesota	9,500	9,500
Mississippi	349,500	328,300
Missouri	106,100	100,000
Nebraska	79,200	—
New Hampshire	77,800	81,500
New Mexico	7,100	—
Ohio	328,900	314,000
Oregon	211,900	209,000
South Carolina	121,900	107,700
Tennessee	21,900	20,100
Texas	1,243,900	1,036,700
Vermont	1,600	1,500
Washington	254,400	226,500
Wisconsin	71,700	78,400
Total at-risk membership	9,341,300	8,559,300
TRICARE eligibles	2,804,100	2,819,700
Non-risk membership	—	161,400
Total	12,145,400	11,540,400

The following table sets forth our membership by line of business:

	March 31,
	2017	2016
Medicaid:
TANF, CHIP & Foster Care	5,714,100	5,464,200
ABD & LTC	825,600	757,600
Behavioral Health	466,900	456,500
Commercial	1,864,700	1,487,900
Medicare & Duals (1)	328,100	334,100
Correctional	141,900	59,000
Total at-risk membership	9,341,300	8,559,300
TRICARE eligibles	2,804,100	2,819,700
Non-risk membership	—	161,400
Total	12,145,400	11,540,400

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans.

The following table sets forth additional membership statistics, which are included in the membership information above:

	March 31,
	2017	2016
Dual-eligible	458,700	435,100
Health Insurance Marketplace	1,188,700	683,000
Medicaid Expansion	1,091,300	984,900

Statement of Operations: Three Months Ended March 31, 2017

•
For the first quarter of 2017, total revenues increased 69% to $11.7 billion from $7.0 billion in the comparable period in 2016. The increase over prior year was primarily a result of the acquisition of Health Net, as well as the impact from expansions and new programs in many of our states in 2016 and 2017, and growth in the Health Insurance Marketplace business in 2017. Premium and service revenue increased 5% sequentially; however, total revenues decreased 2% sequentially partially due to the health insurer fee moratorium, which suspended the health insurance provider fee for the 2017 calendar year. Also, the fourth quarter of 2016 benefited from $500 million of additional revenue associated with pass through payments from the state of California and $195 million of additional revenue associated with the minimum medical loss ratio (MLR) amendment in California. These sequential revenue decreases were partially offset by growth in the business.

•
HBR of 87.6% for the first quarter of 2017 represents a decrease from 88.7% in the comparable period in 2016 and an increase from 84.8% in the fourth quarter of 2016. The year over year HBR decrease is primarily attributable to the acquisition of Health Net, which operates at a lower HBR due to a greater mix of commercial business and growth in the Health Insurance Marketplace business in 2017. Sequentially, HBR increased from 84.8% from the fourth quarter of 2016. The fourth quarter of 2016 benefited from the recognition of revenue relating to amendments to our California contracts with the Department of Health Care Services to amend the Medicaid expansion minimum MLR definition. HBR also increased sequentially due to an increase in flu related costs over the fourth quarter.

•	The SG&A expense ratio was 9.8% for the first quarter of 2017, compared to 11.3% for the first quarter of 2016 and 10.0% for the fourth quarter of 2016.

•
The SG&A expense ratio excluding the Penn Treaty assessment and Health Net acquisition related expenses was 9.3% for the first quarter of 2017, compared to 8.3% for the first quarter of 2016. The increase in the SG&A expense ratio excluding the Penn Treaty assessment and Health Net acquisition related expenses is primarily attributable to the addition of the Health Net business, which operates at a higher SG&A ratio due to a greater mix of commercial and Medicare business. Sequentially, the SG&A expense ratio excluding the Penn Treaty assessment and Health Net acquisition related expenses decreased from 9.9% from the fourth quarter of 2016 due to a higher level of seasonal costs related to the open enrollment period for the Health Insurance Marketplace business and a charitable contribution to our foundation in the fourth quarter of 2016.

Balance Sheet and Cash Flow

At March 31, 2017, the Company had cash, investments and restricted deposits of $10.3 billion, including $306 million held by its unregulated entities. Medical claims liabilities totaled $4.3 billion. The Company's days in claims payable was 41. Total debt was $4.6 billion, which includes $100 million of borrowings on the $1 billion revolving credit facility at quarter-end. The debt to capitalization ratio was 43.0% at March 31, 2017, excluding the $63 million non-recourse mortgage note.

Cash flow provided by operations for the three months ended March 31, 2017 was $1.2 billion. The cash provided by operating activities during the quarter was due to net earnings, an increase in medical claims liabilities resulting from growth in the Health Insurance Marketplace business and the commencement of the Nebraska health plan, an increase in other long-term liabilities driven by the recognition of risk adjustment payable for Health Insurance Marketplace in 2017 and an increase in unearned revenue primarily due to the receipt of several April capitation payments in March.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, December 31, 2016	42
Timing of claims payments	(1)
Days in claims payable, March 31, 2017	41

Outlook
The table below depicts the Company's updated annual guidance for 2017. The Company's annual GAAP diluted EPS and Adjusted Diluted EPS guidance includes the remaining $0.16 per diluted share of conservatism associated with 2017 Health Insurance Marketplace margins.

	Full Year 2017
	Low	High
Total revenues (in billions)	$46.0	$46.8
GAAP diluted EPS	$3.75	$4.15
Adjusted Diluted EPS (1)	$4.50	$4.90
HBR	87.0%	87.5%
SG&A expense ratio	9.1%	9.6%
Adjusted SG&A expense ratio (2)	9.0%	9.5%
Effective tax rate	39.0%	41.0%
Diluted shares outstanding (in millions)	176.9	177.9

(1)
Adjusted Diluted EPS excludes amortization of acquired intangible assets of $0.54 to $0.58 per diluted share, Health Net acquisition related expenses of $0.02 to $0.03 per diluted share, and Penn Treaty assessment expense of $0.17 per diluted share.

(2)	Adjusted SG&A expense ratio excludes Health Net acquisition related expenses of $5 million to $8 million and the Penn Treaty assessment expense of $47 million.

Conference Call

As previously announced, the Company will host a conference call Tuesday, April 25, 2017, at approximately 8:30 AM (Eastern Time) to review the financial results for the first quarter ended March 31, 2017, and to discuss its business outlook. Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 5591957 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, April 24, 2018, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, May 2, 2017, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10103060.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets, Health Net acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended March 31,
	2017	2016
GAAP net earnings (loss) from continuing operations	$139	$(15)
Amortization of acquired intangible assets	40	9
Health Net acquisition related expenses	5	189
Penn Treaty assessment expense (1)	47	—
Income tax effects of adjustments (2)	(34)	(87)
Adjusted net earnings from continuing operations	$197	$96

(1)	Additional expense of $47 million for the Company's estimated share of guaranty association assessment resulting from the liquidation of Penn Treaty.

(2)	The income tax effects of adjustments are based on the effective income tax rates applicable to adjusted (non-GAAP) results.

	Three Months Ended March 31,		Annual Guidance December 31, 2017
	2017	2016
GAAP diluted earnings (loss) per share (EPS)	$0.79	$(0.12)	$3.75 - $4.15
Amortization of acquired intangible assets (1)	0.14	0.04	$0.54 - $0.58
Health Net acquisition related expenses (2)	0.02	0.82	$0.02 - $0.03
Penn Treaty assessment expense (3)	0.17	—	$0.17
Adjusted Diluted EPS from continuing operations	$1.12	$0.74	$4.50 - $4.90

(1)
The amortization of acquired intangible assets per diluted share presented above are net of an income tax benefit of $0.09 and $0.03 for the three months ended March 31, 2017 and 2016, respectively and estimated $0.31 to $0.35 for the year ended December 31, 2017.

(2)
The Health Net acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.01 and $0.64 for the three months ended March 31, 2017 and 2016, respectively and estimated $0.01 to $0.02 for the year ended December 31, 2017.

(3)	The Penn Treaty assessment expense per diluted share is net of an income tax benefit of $0.09 for the three months ended March 31, 2017 and estimated for the year ended December 31, 2017.

	Three Months Ended March 31,
	2017	2016
GAAP SG&A expenses	$1,091	$722
Health Net acquisition related expenses	5	189
Penn Treaty assessment expense	47	—
Adjusted SG&A expenses	$1,039	$533

About Centene Corporation

Centene Corporation is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored programs, Medicare (including the Medicare prescription drug benefit commonly known as "Part D"), dual eligible programs and programs with the U.S. Department of Defense and U.S. Department of Veterans Affairs. Centene also provides healthcare services to groups and individuals delivered through commercial health plans. Centene operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, http://www.centene.com/investors.

Forward-Looking Statements
The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. In particular, the information provided in this press release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Centene and certain plans and objectives of Centene with respect thereto, including but not limited to the expected benefits of the acquisition of Health Net, Inc. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Without limiting the foregoing, forward-looking statements often use words such as “anticipate”, "seek", “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, "can", “would”, “could” or “should” or other words of similar meaning or the negative thereof. We intend such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in PSLRA. A number of factors, variables or events could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; increased health care costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to government health care programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder that may result from changing political conditions; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting Centene’s government businesses; Centene’s ability to adequately price products on federally facilitated and state based Health Insurance Marketplaces; tax matters; disasters or major epidemics; the outcome of legal and regulatory proceedings; changes in expected contract start dates; provider, state, federal and other contract changes and timing of regulatory approval of contracts; the expiration, suspension or termination of Centene’s contracts with federal or state governments (including but not limited to Medicaid, Medicare, and TRICARE); challenges to Centene's contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the Health Net acquisition, will not be realized, or will not be realized within the expected time period, including, but not limited to, as a result of conditions, terms, obligations or restrictions imposed by regulators in connection with their approval of, or consent to, the acquisition; the exertion of management’s time and Centene’s resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with certain regulatory approvals; disruption from the acquisition making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with, among other things, the acquisition and/or the integration; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses will not be integrated successfully; Centene's ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and other quality scores that impact revenue; availability of debt and equity financing, on terms that are favorable to Centene; inflation; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the SEC. These forward-looking statements reflect Centene’s current views with respect to future events and are based on numerous assumptions and assessments made by Centene in light of its experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this press release could cause Centene’s plans with respect to the Health Net acquisition, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is currently believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this press release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. Centene does not assume any obligation to update the information contained in this press release (whether as a result of new information, future events or otherwise), except as required by applicable law. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other risk factors that may affect Centene's business operations, financial condition and results of operations, in Centene's filings with the SEC, including the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,839	$3,930
Premium and related receivables	3,121	3,098
Short-term investments	725	505
Other current assets	723	832
Total current assets	9,408	8,365
Long-term investments	4,636	4,545
Restricted deposits	140	138
Property, software and equipment, net	841	797
Goodwill	4,712	4,712
Intangible assets, net	1,504	1,545
Other long-term assets	121	95
Total assets	$21,362	$20,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$4,290	$3,929
Accounts payable and accrued expenses	4,275	4,377
Unearned revenue	633	313
Current portion of long-term debt	4	4
Total current liabilities	9,202	8,623
Long-term debt	4,643	4,651
Other long-term liabilities	1,295	869
Total liabilities	15,140	14,143
Commitments and contingencies
Redeemable noncontrolling interests	138	145
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000,000 shares; no shares issued or outstanding at March 31, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value; authorized 400,000,000 shares; 178,669,935 issued and 172,271,202 outstanding at March 31, 2017, and 178,134,306 issued and 171,919,071 outstanding at December 31, 2016	—	—
Additional paid-in capital	4,224	4,190
Accumulated other comprehensive loss	(21)	(36)
Retained earnings	2,059	1,920
Treasury stock, at cost (6,398,733 and 6,215,235 shares, respectively)	(192)	(179)
Total Centene stockholders’ equity	6,070	5,895
Noncontrolling interest	14	14
Total stockholders’ equity	6,084	5,909
Total liabilities and stockholders’ equity	$21,362	$20,197

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues:
Premium	$10,638	$5,986
Service	527	425
Premium and service revenues	11,165	6,411
Premium tax and health insurer fee	559	542
Total revenues	11,724	6,953
Expenses:
Medical costs	9,322	5,311
Cost of services	441	367
Selling, general and administrative expenses	1,091	722
Amortization of acquired intangible assets	40	9
Premium tax expense	590	450
Health insurer fee expense	—	74
Total operating expenses	11,484	6,933
Earnings from operations	240	20
Other income (expense):
Investment and other income	41	15
Interest expense	(62)	(33)
Earnings from continuing operations, before income tax expense	219	2
Income tax expense	87	16
Earnings (loss) from continuing operations, net of income tax expense	132	(14)
Discontinued operations, net of income tax (benefit)	—	(1)
Net earnings (loss)	132	(15)
(Earnings) loss attributable to noncontrolling interests	7	(1)
Net earnings (loss) attributable to Centene Corporation	$139	$(16)

Amounts attributable to Centene Corporation common shareholders:
Earnings (loss) from continuing operations, net of income tax expense	$139	$(15)
Discontinued operations, net of income tax (benefit)	—	(1)
Net earnings (loss)	$139	$(16)

Net earnings (loss) per common share attributable to Centene Corporation:
Basic:
Continuing operations	$0.81	$(0.12)
Discontinued operations	—	(0.01)
Basic earnings (loss) per common share	$0.81	$(0.13)

Diluted:
Continuing operations	$0.79	$(0.12)
Discontinued operations	—	(0.01)
Diluted earnings (loss) per common share	$0.79	$(0.13)

Weighted average number of common shares outstanding:
Basic	172,073,968	125,543,076
Diluted	175,836,290	125,543,076

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net earnings (loss)	$132	$(15)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities
Depreciation and amortization	86	35
Stock compensation expense	32	51
Deferred income taxes	(51)	(17)
Gain on contingent consideration	—	(1)
Changes in assets and liabilities
Premium and related receivables	59	(174)
Other assets	89	(46)
Medical claims liabilities	358	196
Unearned revenue	320	(64)
Accounts payable and accrued expenses	(237)	35
Other long-term liabilities	459	192
Other operating activities, net	1	4
Net cash provided by operating activities	1,248	196
Cash flows from investing activities:
Capital expenditures	(83)	(45)
Purchases of investments	(594)	(212)
Sales and maturities of investments	349	203
Investments in acquisitions, net of cash acquired	—	(782)
Other investing activities, net	(1)	—
Net cash used in investing activities	(329)	(836)
Cash flows from financing activities:
Proceeds from long-term debt	560	3,790
Payments of long-term debt	(560)	(1,388)
Common stock repurchases	(13)	(22)
Debt issuance costs	—	(51)
Other financing activities, net	3	(13)
Net cash (used in) provided by financing activities	(10)	2,316
Net increase in cash and cash equivalents	909	1,676
Cash and cash equivalents, beginning of period	3,930	1,760
Cash and cash equivalents, end of period	$4,839	$3,436
Supplemental disclosures of cash flow information:
Interest paid	$72	$3
Income taxes paid	$2	$33
Equity issued in connection with acquisitions	$—	$3,105

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q1	Q4	Q3	Q2	Q1
	2017	2016	2016	2016	2016
MANAGED CARE MEMBERSHIP BY STATE
Arizona	684,300	598,300	601,500	597,700	607,000
Arkansas	98,100	58,600	57,700	52,800	50,700
California	2,980,100	2,973,500	3,004,500	3,097,600	3,125,400
Florida	872,000	716,100	732,700	726,200	660,800
Georgia	568,300	488,000	498,000	493,300	495,500
Illinois	253,800	237,700	236,700	234,700	239,100
Indiana	335,800	285,800	289,600	291,000	290,300
Kansas	133,100	139,700	145,100	144,800	141,100
Louisiana	484,100	472,800	455,600	375,300	381,200
Massachusetts	44,200	48,300	45,300	47,100	52,400
Michigan	2,100	2,000	2,100	2,200	2,600
Minnesota	9,500	9,400	9,400	9,500	9,500
Mississippi	349,500	310,200	313,900	323,800	328,300
Missouri	106,100	105,700	104,700	102,900	100,000
Nebraska	79,200	—	—	—	—
New Hampshire	77,800	77,400	78,400	79,700	81,500
New Mexico	7,100	7,100	7,100	7,100	—
Ohio	328,900	316,000	319,500	319,000	314,000
Oregon	211,900	217,800	218,400	221,500	209,000
South Carolina	121,900	122,500	119,700	113,700	107,700
Tennessee	21,900	21,700	21,600	20,800	20,100
Texas	1,243,900	1,072,400	1,041,600	1,037,000	1,036,700
Vermont	1,600	1,600	1,700	1,600	1,500
Washington	254,400	238,400	240,500	239,700	226,500
Wisconsin	71,700	73,800	75,100	76,100	78,400
Total at-risk membership	9,341,300	8,594,800	8,620,400	8,615,100	8,559,300
TRICARE eligibles	2,804,100	2,847,000	2,815,700	2,815,700	2,819,700
Non-risk membership	—	—	—	—	161,400
Total	12,145,400	11,441,800	11,436,100	11,430,800	11,540,400

Medicaid:
TANF, CHIP & Foster Care	5,714,100	5,630,000	5,583,900	5,541,200	5,464,200
ABD & LTC	825,600	785,400	754,900	757,500	757,600
Behavioral Health	466,900	466,600	465,300	455,800	456,500
Commercial	1,864,700	1,239,100	1,333,000	1,391,500	1,487,900
Medicare & Duals (1)	328,100	334,300	333,500	332,600	334,100
Correctional	141,900	139,400	149,800	136,500	59,000
Total at-risk membership	9,341,300	8,594,800	8,620,400	8,615,100	8,559,300
TRICARE eligibles	2,804,100	2,847,000	2,815,700	2,815,700	2,819,700
Non-risk membership	—	—	—	—	161,400
Total	12,145,400	11,441,800	11,436,100	11,430,800	11,540,400

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans.

NUMBER OF EMPLOYEES	30,900	30,500	29,400	28,900	28,000

	Q1	Q4	Q3	Q2	Q1
	2017	2016	2016	2016	2016

DAYS IN CLAIMS PAYABLE (a)	41	42	41	43	66
(a) Days in claims payable is a calculation of medical claims liabilities at the end of the period divided by average claims expense per calendar day for such period. On a pro-forma basis, DCP for Q1 2016 was 42, reflecting adjusted medical costs to include a full quarter of Health Net operations.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$10,034	$8,854	$7,825	$7,324	$7,682
Unregulated	306	264	268	196	139
Total	$10,340	$9,118	$8,093	$7,520	$7,821

DEBT TO CAPITALIZATION	43.3%	44.1%	44.5%	44.8%	44.6%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (b)	43.0%	43.7%	44.1%	44.4%	44.3%
(b) The non-recourse debt represents the Company's mortgage note payable ($63 million at March 31, 2017).
Debt to capitalization is calculated as follows: total debt divided by (total debt + total equity).

OPERATING RATIOS

	Three Months Ended March 31,
	2017	2016
HBR	87.6%	88.7%
SG&A expense ratio	9.8%	11.3%
Adjusted SG&A expense ratio	9.3%	8.3%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, March 31, 2016	$3,863
Incurred related to:
Current period	35,036
Prior period	(389)
Total incurred	34,647
Paid related to:
Current period	30,825
Prior period	3,403
Total paid	34,228
Balance, March 31, 2017, net	4,282
Plus: Reinsurance recoverable	8
Balance, March 31, 2017	$4,290

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, as a result of minimum HBR and other return of premium programs, approximately $28 million of the “Incurred related to: Prior period” was recorded as a reduction to premium revenues.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service March 31, 2016, and prior.